Exhibit 2.1

MEMBER CONTRIBUTION AGREEMENT

AMONG

IMPERIAL-SAVANNAH LP

SUGAR GROWERS AND REFINERS, INC.

CARGILL, INCORPORATED

AND

LOUISIANA SUGAR REFINING, LLC

TABLE OF CONTENTS

1.	Contribution		1

	1.1	Imperial-Savannah’s Contribution	1
	1.2	SUGAR’s Contribution	2
	1.3	Cargill’s Contribution	2

2.	Agreements Relating to Contributed Property		3

	2.1	Property Contributed by Imperial-Savannah	3
	2.2	Property Contributed by Cargill	7

3.	Transition of Operations		8

	3.1	Refinery Operations	8
	3.2	Packaging Lease	10

4.	Closings		10

	4.1	First Closing	10
	4.2	Second Closing	10
	4.3	Imperial-Savannah’s Documents and Deliveries	10
	4.4	The Company’s Documents and Deliveries	13
	4.5	Cargill’s Documents and Deliveries	14
	4.6	SUGAR’s Documents and Deliveries	14
	4.7	Allocation of Costs	15

5.	Warranties and Representations		16

	5.1	Warranties and Representations by Imperial-Savannah	16
	5.2	Warranties and Representations by Cargill	18
	5.3	Warranties and Representations by SUGAR	19
	5.4	Indemnification	20

6.	Pre-existing Company Obligations		20

	6.1	Indemnity by Cargill	20
	6.2	Indemnity by SUGAR	20
	6.3	Indemnity by Imperial-Savannah	21

7.	Commissions		21

8.	Successors and Assigns		21

9.	Notice		21

10.	Default; Remedies		22

11.	Governing Law		28

12.	Headings		28

13.	Severability		28

14.	No Third Party Beneficiaries		28

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15.	Entire Agreement; Amendment	28

16.	Counterparts	28

17.	Waiver	28

18.	Interpretation	29

19.	Independent Contractors	29

20.	Confidentiality	29

21.	Time of the Essence	29

22.	Survival of Representations, Warranties and Covenants	29

23.	Imperial Guaranty	29

24.	Defined Terms	29

SCHEDULE OF EXHIBITS

EXHIBIT A	Real Property Legal Description
EXHIBIT B	Footprint Parcels Depiction
EXHIBIT C	List of equipment and assets constituting part of Remaining Property
EXHIBIT D	Packaging Facility Assets
EXHIBIT E	Cargill Equipment Contribution
EXHIBIT F	Design/engineering information relating to Colonial Facility
EXHIBIT G	List of Certain Permits
EXHIBIT H	Intentionally Omitted
EXHIBIT I	Packaging Lease
EXHIBIT J	Closing Affidavits/Certificates
EXHIBIT K	Footprint Parcels Act of Contribution
EXHIBIT L	Intentionally Omitted
EXHIBIT M	Mortgage
EXHIBIT N-1	Sugar Mill Tract A Servitude Agreement
EXHIBIT N-2	Operation and Management Agreement
EXHIBIT O	Environmental Agreement
EXHIBIT P	Remaining Property Act of Contribution
EXHIBIT Q	Imperial-Savannah Bill of Sale
EXHIBIT R	Cargill Bill of Sale
EXHIBIT S	Title Commitment(s)
EXHIBIT T	Imperial-Savannah’s Disclosure Schedules
EXHIBIT U	Cargill’s Disclosure Schedules
EXHIBIT V	SUGAR’s Disclosure Schedules
EXHIBIT W	Hot Water Canal Servitude Agreement
EXHIBIT X	Imperial-Savannah Inventory

ii

MEMBER CONTRIBUTION AGREEMENT

THIS MEMBER CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of the 19th day of November, 2009 (the “Effective Date”), by and among IMPERIAL-SAVANNAH LP, a Delaware limited partnership (“Imperial-Savannah”), SUGAR GROWERS AND REFINERS, INC., a Louisiana cooperative association (“SUGAR”), CARGILL, INCORPORATED, a Delaware corporation (“Cargill”), and LOUISIANA SUGAR REFINING, LLC, a Delaware limited liability company (the “Company”).

RECITALS:

A. Imperial-Savannah, SUGAR and Cargill are members of the Company and contemporaneously herewith have entered into a certain Third Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) that will govern the affairs of the Company.

B. In accordance with the LLC Agreement, Imperial-Savannah, SUGAR and Cargill desire to contribute certain cash and non-cash assets to the Company.

C. In accordance with this Agreement, SUGAR will contribute cash in the amount of Thirty Million and No/100 Dollars ($30,000,000) to the Company.

D. In accordance with this Agreement, Cargill will contribute certain tangible and intangible property (as hereinafter more particularly described) and cash with a combined value of Thirty Million and No/100 Dollars ($30,000,000) to the Company.

E. Imperial-Savannah owns and operates a sugar refining facility (as hereinafter more fully described, the “Colonial Facility”) and an associated packaging facility (the “Packaging Facility”) in Gramercy, Louisiana, on the real property legally described on Exhibit A attached hereto (collectively, the “Real Property”). In accordance with this Agreement, Imperial-Savannah will contribute to the Company certain land, improvements, equipment and other assets relating to the said facilities (as hereinafter more particularly described) which land, improvements, equipment and other assets have a value of Thirty Million and No/100 Dollars ($30,000,000).

NOW, THEREFORE, in consideration of the terms, conditions and mutual agreements contained in this Agreement, and intending to be legally bound thereby, the parties agree as follows:

1. Contribution. Subject to the terms and provisions of this Agreement, Imperial-Savannah, SUGAR and Cargill, as applicable, shall contribute, assign, transfer, convey and deliver to the Company, in each case as a contribution of capital to the Company, the following:

1.1 Imperial-Savannah’s Contribution.

(a) Initial Property. At the First Closing, Imperial-Savannah will transfer to the Company (i) those portions of the Real Property depicted on Exhibit B attached hereto (the “Footprint Parcels”), together with (ii) all of the servitudes, easements, rights and other interests granted or otherwise contained in the Sugar Mill Tract A Servitude Agreement and any other servitudes and agreements executed in connection with the transactions contemplated by the Operative Agreements (as defined in the LLC Agreement), all in accordance with the further provisions of this Agreement.

(b) Parts Inventory. On the Operational Control Date, Imperial-Savannah will transfer to the Company, at no charge to the Company, $200,000 of Required Inventory Items, in accordance with Section 2.1(d)(i). Additional Required Inventory Items and certain items of Remaining Parts Inventory shall be purchased by the Company on the Operational Control Date in accordance with Section 2.1(d)(i).

(c) Remaining Property. Imperial-Savannah will transfer to the Company the balance of the Real Property and the Colonial Facility, including the improvements thereon, and, including but not limited to, the equipment and other assets as described on Exhibit C attached hereto (the “Remaining Property”) but excluding (i) the Footprint Parcels (ii) the Parts Inventory, (iii) the Sugar Inventory, and (iv) certain equipment and other assets related to the Packaging Facility described on Exhibit D attached hereto (the “Packaging Facility Assets”), subject to the Packaging Lease (and, in the event the Second Closing occurs prior to the Operational Control Date, subject to the Operation and Management Agreement), all in accordance with the further provisions of this Agreement. Imperial-Savannah will transfer Remaining Property consisting of moveable equipment and personal property to the Company on the Operational Control Date, and will transfer the balance of the Remaining Property to the Company on the Second Closing Date.

(d) Value. The initial capital account of Imperial-Savannah will be credited in the amount of Four Million and No/100 Dollars ($4,000,000) at the First Closing; will be credited an additional Twenty-Four Million and No/100 Dollars ($24,000,000) on the Operational Control Date; and will be credited an additional Two Million and No/100 Dollars ($2,000,000) on the Second Closing Date, as more specifically set forth in the LLC Agreement.

1.2 SUGAR’s Contribution.

(a) Cash. At the First Closing, SUGAR will contribute to the Company, cash in the amount of Thirty Million and No/100 Dollars ($30,000,000), all in accordance with the further provisions of this Agreement.

(b) Value. The initial capital account of SUGAR will be credited in the amount of Thirty Million and No/100 Dollars ($30,000,000), as more specifically set forth in the LLC Agreement.

1.3 Cargill’s Contribution.

(a) Equipment. At the First Closing, Cargill will transfer to the Company the equipment and machinery described on Exhibit E attached hereto (the “Cargill Equipment Contribution”), all in accordance with the further provisions of this

Agreement. The parties agree that the Cargill Equipment Contribution has a value to the Company equal to Two Million Five Hundred Seventy-One Thousand and No/100 Dollars ($2,571,000).

(b) IP Rights. At the First Closing, Cargill will grant to the Company the right to use the drawings, engineering materials and other information (collectively, the “IP Rights Contribution”) more fully described in that certain Master Intellectual Property Agreement between the Company, Cargill, Imperial-Savannah and SUGAR dated as of the First Closing Date (the “Master IP Agreement”), on and subject to the terms of the Master IP Agreement. The parties agree that the IP Rights Contribution has a value to the Company of Three Million Nine Hundred Twenty-Nine Thousand and No/100 Dollars ($3,929,000).

(c) Cash. In connection with the First Closing, Cargill will contribute to the Company, cash in the amount of Twenty-Three Million Five Hundred Thousand and No/100 Dollars ($23,500,000), all in accordance with the further provisions of this Agreement.

(d) Value. The initial capital account of Cargill will be credited in the amount of Thirty Million and No/100 Dollars ($30,000,000), as more specifically set forth in the LLC Agreement.

2. Agreements Relating to Contributed Property.

2.1 Property Contributed by Imperial-Savannah.

(a) Real Property Imperial-Savannah shall convey, and the Company shall take, title to the Footprint Parcels and the Remaining Property subject only to the Permitted Exceptions, without warranty of title, except as to acts arising by, through or under Imperial-Savannah (or any entity that is, or at the time of the act was, an Affiliate of Imperial-Savannah). “Permitted Exceptions” shall mean (i) all covenants, conditions, easements, restrictions, servitudes and encumbrances described on Schedule B-II of the title insurance commitment(s) issued by First American Title Insurance Company (“Title Company”) attached hereto as Exhibit S, (ii) matters of survey disclosed by the ALTA survey prepared by Alvin Fairburn & Associates, LLC, dated November 9, 2009, (iii) the documents contemplated by this Agreement and referred to in Sections 3 and 4 below and any and all easements, restrictions, servitudes and encumbrances that may be granted as contemplated therein, and (iv) all other covenants, conditions, easements, restrictions, servitudes and encumbrances other than those due to acts arising by, through or under Imperial-Savannah (or any entity that is, or at the time of the act was, an Affiliate of Imperial-Savannah). Imperial-Savannah, Cargill and SUGAR shall each pay one third (1/3) of the cost of any subdivision of the Real Property required in order for Imperial-Savannah to convey to the Company the Footprint Parcels and the servitudes, easements, rights, and other interests granted or otherwise contained in the Sugar Mill Tract A Servitude Agreement at the First Closing and the Remaining Property at the Second Closing.

(b) Equipment. Imperial-Savannah represents and warrants to the Company, SUGAR and Cargill that the equipment (including any equipment that constitutes a fixture) and personal property conveyed by Imperial-Savannah to the Company as part of the Remaining Property (the “Imperial-Savannah Equipment”) is now, and will on the Operational Control Date (with respect to clause (i)) and the date of its conveyance to the Company (with respect to clause (ii)) be: (i) all of the equipment and personal property, excluding the Packaging Facility Assets, essential to the operation of the Colonial Facility in the ordinary course immediately prior to the Operational Control Date and usable in the manner generally used by Imperial-Savannah in such operation immediately prior to the Operational Control Date, and (ii) owned by Imperial-Savannah, free and clear of all liens and encumbrances (other than, in the case of any equipment that constitutes a fixture, Permitted Exceptions). The Imperial-Savannah Equipment shall be conveyed to the Company F.O.B. its current location in Gramercy, Louisiana.

(c) Required Imperial-Savannah Improvements. Imperial-Savannah agrees to make the improvements and other upgrades to the Colonial Facility which the parties hereto mutually agree upon.

(d) Inventory.

(i)	Parts Inventory. Imperial-Savannah owns various spare parts and other supplies for use in connection with the operation of the Colonial Facility (the “Parts Inventory”). The Parts Inventory shall be subject to purchase and sale, as follows:

(A)	Between the Effective Date and the Operational Control Date, Imperial-Savannah will meet with the Procurement Team to assist the Procurement Team in identifying those items of the Parts Inventory that (1) will be useful to the ongoing operation of those portions of the Colonial Facility which the Company intends to continue to utilize in conjunction with the operation of the LSR Facility, and (2) are fit for use for their intended purpose (the “Required Inventory Items”). Imperial-Savannah will provide the Procurement Team with such information regarding items of the Parts Inventory as the Procurement Team may reasonably request.

(B)

Subject to (1) the $200,000 contribution of Required Inventory Items specified in Section 1.1(b), (2) the provisions of this Section 2.1(d)(i)(B), and (3) the provisions of Section 2.1(d)(i)(C), the Company shall purchase from Imperial-Savannah the Required Inventory Items at a price (the “Parts Inventory Price”) equal to the fair market replacement cost for the Required Inventory Items; provided, however, that the Company shall not be obligated to purchase more than $500,000 of Required

Inventory Items. If the Company so elects, the Company shall have the right and opportunity to purchase Required Inventory Items in excess of $500,000 from Imperial-Savannah. No later than October 1, 2010, the Company shall provide Imperial-Savannah with a list of the Required Inventory Items that it will purchase from Imperial-Savannah at the Operational Control Date. On the Operational Control Date, Imperial-Savannah shall deliver to the Company a bill of sale for the Required Inventory Items acquired by the Company; such bill of sale shall contain no representations or warranties other than a representation and warranty that the Required Inventory Items covered by such bill of sale are owned by Imperial-Savannah, free and clear of all liens and encumbrances.

(C)	On the Operational Control Date, the Company will pay to Imperial-Savannah, on account of the Required Parts Inventory, an amount equal to (x) the aggregate Parts Inventory Price for the Required Inventory Items to be purchased from Imperial-Savannah less (y) $200,000.

If the aggregate Parts Inventory Price for the Required Inventory Items to be purchased from Imperial-Savannah is less than $200,000, no amount shall be due from the Company to Imperial-Savannah, or from Imperial-Savannah to the Company, on account of the Required Parts Inventory. If there shall be any disagreement between the Company and Imperial-Savannah as to (1) the designation of any item of the Parts Inventory as a Required Inventory Item or (2) the Parts Inventory Price for any Required Inventory Item, the disagreement shall be resolved in accordance with Section 10.

(D)	Any item of Parts Inventory that is not a Required Inventory Item (the “Remaining Parts Inventory”) shall remain the property of Imperial-Savannah. Imperial-Savannah shall have the right to sell or transfer all or any of the Remaining Parts Inventory to the Company and/or to one or more third parties at any price mutually agreed to by Imperial-Savannah and the Company or by Imperial-Savannah and any such third party, as the case may be.

(E)

Any Remaining Parts Inventory not sold to the Company pursuant to this Section 2.1(d)(i) shall be removed by Imperial-Savannah from the Real Property no later than 60 days following the Operational Control Date in compliance with the terms and conditions of the Operation and

Management Agreement, and Imperial-Savannah shall leave all areas where such Remaining Parts Inventory was stored free of all debris, and broom clean.

(ii)	Sugar Inventory. On the Operational Control Date, Imperial-Savannah will hold at the Colonial Facility an inventory of raw cane sugar for use in the production of refined sugar at the Colonial Facility (which raw cane sugar shall have been purchased by Imperial-Savannah in accordance with its usual procedures, and shall be stored in the warehouse at the Colonial Facility), and an inventory of refined sugar produced at the Colonial Facility described on Exhibit X (together, the “Sugar Inventory”). Imperial-Savannah agrees to sell to the Company, and the Company agrees to purchase from Imperial-Savannah, the Sugar Inventory as follows:

(A)	On the Operational Control Date, the Company shall purchase from Imperial-Savannah the Sugar Inventory in accordance with Exhibit X and the provisions of this Section 2.1(d)(ii), in quantities then existing on such date.

(B)	Imperial-Savannah represents and warrants to the Company, SUGAR and Cargill that on the Operational Control Date: (i) all Sugar Inventory will be owned by Imperial-Savannah, free and clear of all liens and encumbrances, (ii) all Sugar Inventory consisting of refined sugar will conform to the specifications set forth in Section 7.1 of that certain Sugar Marketing Agreement between Cargill and LSR dated as of even date herewith, and (iii) all Sugar Inventory consisting of raw cane sugar shall meet or exceed the minimum specifications set forth in Exhibit B-1 of the Raw Sugar Supply Agreement.

(C)	On the day before the Operational Control Date, or such other date as mutually agreed to by the parties, representatives from Imperial-Savannah and the Company will jointly inventory the Sugar Inventory (the “Physical Inventory”). Each such party will bear its own costs and expenses associated with the Physical Inventory. Upon completion of the Physical Inventory, Imperial-Savannah and the Company shall jointly calculate the purchase price for the Sugar Inventory in accordance with Exhibit X.

(D)

The Company shall make payment to Imperial-Savannah on or before January 31, 2011, for all Sugar Inventory other than the amount of raw cane sugar, if any, in excess of the amount of raw cane sugar required to operate the Colonial

Facility for 30 days. If on the Operational Control Date the supply of Sugar Inventory consisting of raw cane sugar exceeds the supply required to operate the Colonial Facility for 30 days (the amount in excess of the supply required for 30-days of operation is referred to as the “Excess Inventory”), then the Company shall make payment (on an interest-free basis) for the Excess Inventory in five equal installments, with such installments due on or before February 28, 2010, March 31, 2010, April 30, 2010, May 31, 2010, and June 30, 2010; provided, however, that if in any such month the Company does not have sufficient working capital available to pay such installment, the Company shall make such payment as its working capital permits, and the balance shall be paid in the following month or months in such six-month period or in accordance with the following sentence if not paid in full by June 30, 2011. If any balance of Excess Inventory payments remains due from the Company to Imperial-Savannah at the close of business on June 30, 2011, the balance shall be paid as working capital is available to make such payment, and the unpaid balance outstanding from time to time shall bear interest beginning on July 1, 2011 at the interest rate applicable to Base Rate Loans under the terms of the Credit Agreement.

(e) No Additional Representations or Warranties. Except as otherwise specifically provided in this Agreement and the documents and instruments to be executed and delivered by Imperial-Savannah pursuant to this Agreement, Imperial-Savannah will convey and the Company will accept the Footprint Parcels, the Remaining Property, and the Imperial-Savannah Equipment on an “As-Is, Where-Is” basis, without representation or warranty.

2.2 Property Contributed by Cargill.

(a) Equipment. Cargill represents and warrants to the Company, SUGAR and Imperial-Savannah that the Cargill Equipment Contribution is: (i) usable in the manner generally used by Cargill in the ordinary course of Cargill’s business prior to such items being taken out of service and such items have been properly stored and maintained in accordance with Cargill’s customary business practices, and (ii) owned by Cargill, free and clear of all liens and encumbrances. The Cargill Equipment Contribution shall be conveyed to the Company. Cargill will arrange to disconnect and detach the items constituting the Cargill Equipment Contribution from the improvements in which such items are located, capping any pipes or conduits, and restoring the areas from which such items are removed. The Company will reimburse Cargill for the reasonable cost of the disconnecting, detaching, capping, and restoration work. The Company will be responsible for the cost of pick-up and transportation of the Cargill Equipment Contribution (including any dismantling or dividing of items that may be required for transportation).

(b) No Additional Representations or Warranties. Except as otherwise specifically provided in this Agreement and the Master IP Agreement, Cargill will convey and the Company will accept the Cargill Equipment Contribution and the IP Rights Contribution on an “As-is, Where-is” basis, without representation or warranty.

3. Transition of Operations.

3.1 Refinery Operations.

(a) Operational Control Date. In accordance with the transactions contemplated by the Operative Agreements, the Company intends (i) to construct and operate a new sugar refining and selected facilities on the Footprint Parcels and on certain other portions of the Real Property as to which the Company holds easement rights pursuant to the Sugar Mill Tract A Servitude Agreement hereinafter described or pursuant to any other servitudes or agreements executed in connection with the transactions contemplated by the Operative Agreements (such facilities, whether constructed on the Footprint Parcels or elsewhere on the Real Property, are referred to herein collectively as the “LSR Facility”), and (ii) from and after the Operational Control Date, to operate the Colonial Facility so as to coordinate refining operations between the LSR Facility and the Colonial Facility, as the LSR Facility first begins operation. For purposes of this Agreement, the “Operational Control Date” shall be January 1, 2011.

(b) Deferral Fee. The parties had originally contemplated that the Operational Control Date would occur on or about April 1, 2010, but have agreed to postpone said date to January 1, 2011. In consequence of such postponement, Imperial-Savannah, and not the Company, will receive the economic benefit from the operation of the Colonial Facility for the period from April 1, 2010, to December 31, 2010 (the “Deferral Period”). In order to compensate the Company for the Deferral Period, Imperial-Savannah agrees to pay to the Company, within 10 days following the end of each calendar month within the Deferral Period, an amount equal to $.90 per hundred weight of refined sugar equivalent of raw sugar purchased by Imperial-Savannah from SUGAR for the Colonial Facility under the terms of the Participatory Agreement during the Deferral Period (the “Deferral Fee”). In the event Imperial-Savannah fails to pay all or any portion of the Deferral Fee to the Company when due, the Company shall be entitled to charge and receive interest accrued on the unpaid amount from the date the Deferral Fee was due until the date actually paid at the Interest Rate. The parties hereto acknowledge that (i) they are executing the LLC Agreement and other Operative Documents in reliance on the promise of Imperial-Savannah to pay the Deferral Fee to the Company, and (ii) they are benefiting from such Agreements.

(c) Deliveries. On the Operational Control Date:

(i)	The parties will cooperate to secure all permits, licenses, approvals, authorizations and registrations from all applicable governmental and regulatory agencies (the “Permits”) necessary for the operation of the Colonial Facility by the Company after the Operational Control Date, including without limitation those Permits listed on Exhibit G attached hereto and including any other Permits identified by the Company to Imperial-Savannah with reasonable advance notice prior to the Operational Control Date. In the process of filing and prosecuting applications for any such Permit by the Company, Imperial-Savannah agrees to cooperate with the Company in such filing and prosecution, including, if required, joining, consenting or signing such application or filing for such Permit as the fee owner of the Remaining Property. Imperial-Savannah shall use commercially reasonable efforts to assign to the Company, at the Company's sole cost and expense, Permits to the extent that such Permits are assignable by Imperial-Savannah to the Company and are not needed to be retained by Imperial-Savannah in connection with Imperial-Savannah’s Packaging Operations (as such term is defined in the Operation and Management Agreement). With respect to the assignment of any such Permit, the parties will cooperate (i) to secure the assignment of such applicable Permit, and (ii) to complete any modifications or division of such Permits in accordance with the schedule set forth on Exhibit G. Each party will provide to the other party for review any application for any such modification or division of such Permits prior to submitting such application.

(ii)	Imperial-Savannah will deliver to the Company:

(A)	One or more Bills of Sale, substantially in the form attached hereto as Exhibit Q (each, an Imperial-Savannah Bill of Sale”) , conveying to the Company: (1) the Required Inventory Items, described in Section 1.1(b) and 2.1(d)(i) and the items of the Remaining Parts Inventory sold by Imperial-Savannah to the Company pursuant to Section 2.1(d)(i), (2) the Sugar Inventory to be purchased by the Company in accordance with Section 2.1(d)(ii), and (3) the Imperial-Savannah Equipment. If any of such Equipment is evidenced by certificates of title, Imperial-Savannah shall also deliver and assign the relevant certificates of title.

(B)	The design and engineering documents relating to operation of the Colonial Facility described on Exhibit F.

(C)	An assignment of warranties, contracts and permits held by Imperial-Savannah, if any, with respect to the Imperial-Savannah Equipment, to the extent assignable.

(iii)	Imperial-Savannah shall deliver or otherwise make available to the Company such keys, access devices, passwords, codes, manuals, and other items and information as may reasonably be necessary to transfer operational control of the Colonial Facility to the Company on the Operational Control Date.

3.2 Packaging Lease. In accordance with the transactions contemplated by the Operative Agreements, Imperial-Savannah intends to continue to operate the Packaging Facility. At the later of the Operational Control Date or the Second Closing Date, the Company, as landlord, and Imperial-Savannah, as tenant, shall enter into a lease agreement substantially in the form attached hereto as Exhibit I (the “Packaging Lease”).

4. Closings.

4.1 First Closing. The closing (the “First Closing”) shall occur on the Effective Date. The date on which the First Closing occurs shall be called the “First Closing Date”. Imperial-Savannah agrees to deliver possession of the Footprint Parcels to the Company, and to grant to the Company the servitudes, easements, rights and other interests granted or otherwise contained in the Sugar Mill Tract A Servitude Agreement, on the First Closing Date.

4.2 Second Closing. The closing on the contribution of the balance of the Real Property (the “Second Closing”) shall occur on or before the first business day occurring ten (10) days after issuance of the Certificate of Completion (as defined in and in accordance with the Environmental Agreement), but if the Certificate of Completion has not been issued by the Operational Control Date, then, if Cargill and SUGAR (each acting in its sole discretion) agree, the Second Closing may occur, upon twenty (20) days’ prior written notice to Imperial-Savannah, on such date specified by Cargill and SUGAR in such notice that is on or after the Operational Control Date and prior to the date that the Certificate of Completion is issued. The date on which the Second Closing occurs shall be called the “Second Closing Date”. Imperial-Savannah agrees to deliver its ownership interest in the Real Property (other than the Footprint Parcels) to the Company at the Second Closing, subject to the Packaging Lease. The First Closing and Second Closing are sometimes collectively referred to in this Agreement as the “Closings”. The First Closing Date and Second Closing Date are sometimes collectively referred to in this Agreement as the “Closing Dates”.

4.3 Imperial-Savannah’s Documents and Deliveries.

(a) First Closing. On the First Closing Date, Imperial-Savannah shall execute and/or deliver, as applicable, to the Company (and in the case of the Environmental Agreement, to SUGAR and Cargill) the following:

(i)	Footprint Parcels Act of Contribution. An Act of Contribution from Imperial-Savannah conveying to the Company the Footprint Parcels, in the form attached hereto as Exhibit K (the “Footprint Parcels Act of Contribution”).

(ii)	Mortgage. A recordable Mortgage executed by Imperial-Savannah in favor of the Company, in the form attached hereto as Exhibit M (the “Mortgage”).

(iii)	Sugar Mill Tract A Servitude Agreement. A permanent servitude and easement agreement between Imperial-Savannah, as grantor, and the Company, as grantee, in the form attached hereto as Exhibit N-1 (the “Sugar Mill Tract A Servitude Agreement”).

(iv)	Operation and Management Agreement. An operation and management agreement between Imperial-Savannah and the Company, in the form attached hereto as Exhibit N-2 (the “Operation and Management Agreement”).

(v)	Environmental Agreement. An agreement between Imperial-Savannah, SUGAR, Cargill and the Company, in the form attached hereto as Exhibit O (the “Environmental Agreement”).

(vi)	FIRPTA Affidavit. An affidavit certifying that Imperial-Savannah is not a “foreign person”, “foreign partnership”, foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

(vii)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(viii)	Closing Affidavits/Certificates. (A) Such seller’s affidavits in customary form as may be required by the Title Company in order to issue its policy of title insurance in favor of the Company as the owner of the Footprint Parcels (and holder of all rights granted to the Company under the Sugar Mill Tract A Servitude Agreement and Operation and Management Agreement and other servitudes or agreements entered into in connection with transactions contemplated by the Operative Agreements) without exception other than for the Permitted Exceptions, and (B) affidavits and certificates in the form attached hereto as Exhibit J.

(ix)	General Deliveries. Such other documents, reasonably acceptable to Imperial-Savannah and the Company in form and content, as are required under applicable law, necessary to convey the Footprint Parcels to the Company subject only to the Permitted Exceptions or reasonably required to complete the transactions contemplated in this Agreement.

(x)	Hot Water Canal Servitude Agreement. A permanent predial servitude agreement with respect to drainage between Imperial-Savannah and the Company, in the form attached hereto as Exhibit W (the “Hot Water Canal Servitude Agreement”).

(b) Second Closing. On the Second Closing Date, Imperial-Savannah shall execute and/or deliver, as applicable, to the Company the following:

(i)	Remaining Property Act of Contribution. An Act of Contribution from Imperial-Savannah conveying to the Company the Remaining Property, substantially in the form attached hereto as Exhibit P (the “Remaining Property Act of Contribution”).

(ii)	Termination of Sugar Mill Tract A Servitude Agreement. An agreement between Imperial-Savannah and the Company terminating the Sugar Mill Tract A Servitude Agreement, in form and substance acceptable to Imperial-Savannah and the Company (the “Sugar Mill Servitude Termination”); provided, however, that the Company may at its option defer termination of the Sugar Mill Tract A Servitude Agreement, for such periods as the Company may elect from time to time.

(iii)	Termination of Operation and Management Agreement. An agreement between Imperial-Savannah and the Company terminating the Operation and Management Agreement, in form and substance acceptable to Imperial-Savannah and the Company (the “Operation and Management Agreement Termination”).

(iv)	Packaging Lease. The Packaging Lease (provided, however, that if the Second Closing Date precedes the Operational Control Date, the Packaging Lease will be executed and delivered on the Operational Control Date).

(v)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(vi)	Affidavits/Certificates. (A) Such seller’s affidavits in customary form as may be required by the Title Company in order to issue its policy of title insurance in favor of the Company as the owner of the Remaining Property without exception other than for the Permitted Exceptions, and (B) affidavits and certificates in the form attached hereto as Exhibit J.

(vii)	Assignment of Warranties, Contracts and Permits. An assignment of warranties, contracts and permits held by Imperial-Savannah, if any, with respect to the fixtures and equipment to be transferred by Imperial-Savannah pursuant to this Agreement, to the extent assignable.

(viii)	General Deliveries. Such other documents, reasonably acceptable to Imperial-Savannah and the Company in form and content, as are required under applicable law, necessary to convey the Remaining Property to the Company subject only to the Permitted Exceptions or reasonably required to complete the transactions contemplated in this Agreement.

4.4 The Company’s Documents and Deliveries.

(a) First Closing. On the First Closing Date, the Company shall execute and/or deliver, as applicable, to Imperial-Savannah (and in the case of the Environmental Agreement, to SUGAR and Cargill) the following:

(i)	Mortgage. The Mortgage.

(ii)	Sugar Mill Tract A Servitude Agreement. The Sugar Mill Tract A Servitude Agreement.

(iii)	Operation and Management Agreement. The Operation and Management Agreement.

(iv)	Environmental Agreement. The Environmental Agreement.

(v)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(vi)	General Deliveries. Such other documents, reasonably acceptable to Imperial-Savannah and the Company in form and substance, as are required under applicable law or reasonably required to complete the transactions contemplated in this Agreement.

(vii)	Hot Water Canal Servitude Agreement. The Hot Water Canal Servitude Agreement.

(b) Second Closing. On the Second Closing Date, the Company shall execute and/or deliver, as applicable, to Imperial-Savannah the following:

(i)	Termination of Sugar Mill Tract A Servitude Agreement. The Sugar Mill Servitude Termination; provided, however, that the Company may at its option defer termination of the Sugar Mill Tract A Servitude Agreement, for such periods as the Company may elect from time to time.

(ii)	Termination of Operation and Management Agreement. The Operation and Management Agreement Termination.

(iii)	Packaging Lease. The Packaging Lease (provided, however, that if the Second Closing Date precedes the Operational Control Date, the Packaging Lease will be executed and delivered on the Operational Control Date).

(iv)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(v)	General Deliveries. Such other documents, reasonably acceptable to Imperial-Savannah and the Company in form and substance, as are required under applicable law or reasonably required to complete the transactions contemplated in this Agreement.

4.5 Cargill’s Documents and Deliveries.

(a) First Closing. On the First Closing Date, Cargill shall execute and/or deliver, as applicable, to the Company (and in the case of the Environmental Agreement, to Imperial-Savannah and SUGAR) the following:

(i)	Cash Contribution. The cash contribution in accordance with Section 1.3(c).

(ii)	Bill of Sale. A bill of sale from Cargill conveying to the Company the Cargill Equipment Contribution, in the form attached hereto as Exhibit R (the “Cargill Bill of Sale”).

(iii)	Master IP Agreement. The Master IP Agreement.

(iv)	Environmental Agreement. The Environmental Agreement.

(b) General Deliveries.

(i)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(ii)	General Deliveries. Such other documents, reasonably acceptable to Cargill and the Company in form and substance, as are required under applicable law or reasonably required to complete the transactions contemplated in this Agreement.

4.6 SUGAR’s Documents and Deliveries.

(a) First Closing. On the First Closing Date, SUGAR shall execute and/or deliver, as applicable, to the Company (and in the case of the Environmental Agreement, to Imperial-Savannah and Cargill) the following:

(i)	Cash Contribution. The cash contribution in accordance with Section 1.2(a).

(ii)	Environmental Agreement. The Environmental Agreement.

(b) General Deliveries.

(i)	Settlement Statements. Settlement statement(s) with respect to this transaction.

(ii)	General Deliveries. Such other documents, reasonably acceptable to SUGAR and the Company in form and substance, as are required under applicable law or reasonably required to complete the transactions contemplated in this Agreement.

4.7 Allocation of Costs. The parties agree to the following prorations and allocation of costs regarding this Agreement:

(a) Title Insurance Policy(ies); Closing Fee. The Company will pay (i) all costs of any title insurance policy(ies) it desires with respect to the Real Property and (ii) all closing fees or charges imposed by Title Company.

(b) Transfer Taxes. The Company will pay (i) all state deed tax and transfer taxes regarding the Footprint Parcels Act of Contribution and the Remaining Property Act of Contribution to be delivered by Imperial-Savannah to the Company pursuant to this Agreement, and (ii) all state sales, use and transfer taxes relating to the Cargill Equipment Contribution, the IP Rights Contribution and the Imperial-Savannah Bill(s) of Sale.

(c) Recording Costs. Imperial-Savannah will pay the costs of recording all documents necessary to place record title to the Real Property in Imperial-Savannah. The Company will pay all recording costs with respect to the recording of the Footprint Parcels Act of Contribution and the Remaining Property Act of Contribution.

(d) Real Estate Taxes, Personal Property Taxes and Special Assessments. General real estate taxes and personal property taxes (i) applicable to the Remaining Property shall be prorated between Imperial-Savannah and the Company as of the Operational Control Date, with Imperial-Savannah paying those allocable to the period prior to the Operational Control Date, and the Company being responsible for those allocable to the period beginning on the Operational Control Date, subject to the Operation and Management Agreement, and (ii) applicable to the Footprint Parcels shall be prorated between Imperial-Savannah and the Company as of January 1, 2010, with Imperial-Savannah paying those allocable to the period prior to January 1, 2010 and the Company responsible for those allocable to the period beginning on January 1, 2010. Imperial-Savannah shall pay in full all special assessments (and charges in the nature of or in lieu of such assessments) levied, pending or constituting a lien with respect to any of the Real Property as of the First Closing Date.

(e) Utilities. All utility expenses, including water, fuel, gas, electricity, telephone, sewer, trash removal, heat and other services relating to the Remaining Property shall be prorated between Imperial-Savannah and the Company as of the Operational Control Date, with Imperial-Savannah paying those allocable to the period prior to the Operational Control Date, and the Company being responsible for those allocable to the period beginning on the Operational Control Date, subject to the Operation and Management Agreement. The parties agree to have all meters with respect to any such utilities read as of the Operational Control Date.

(f) Attorney’s Fees. The parties shall each pay their own attorneys’ fees incurred in connection with this transaction.

5. Warranties and Representations.

5.1 Warranties and Representations by Imperial-Savannah. Except as otherwise set forth in Imperial-Savannah’s Disclosure Schedules to this Agreement (attached hereto as Exhibit T), as of the Effective Date, Imperial-Savannah warrants and represents the following to the Company, Cargill and SUGAR, and acknowledges that the Company, Cargill and SUGAR have relied on such representations and warranties in agreeing to enter into this Agreement:

(a) Imperial-Savannah is a Delaware limited partnership and has all requisite partnership power and authority to carry on its business as now conducted, to execute and deliver this Agreement and each Operative Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and each such Operative Agreement. This Agreement and each Operative Agreement to which Imperial-Savannah is a party have been duly executed and delivered by Imperial-Savannah, and assuming this Agreement and each such Operative Agreement have been duly authorized, executed and delivered by the other parties thereto, constitute a valid and binding agreement of Imperial-Savannah, enforceable against Imperial-Savannah in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement of this Agreement and the Operative Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance by Imperial-Savannah of this Agreement and the Operative Agreements will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree or award of any court, governmental agency or arbitrator presently in effect having applicability to Imperial-Savannah, or (ii) result in a material breach of or constitute a material default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which Imperial-Savannah is a party or by which it or any of its properties may be bound, except in the case of clauses (i) and (ii) of this Section 5.1(b) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Imperial-Savannah to consummate the transactions contemplated by this Agreement and the Operative Agreements.

(c) Except as provided in this Agreement and the Operative Agreements, no order, consent, approval, license, authorization of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any other entity, is required on the part of Imperial-Savannah in connection with the execution, delivery and performance of this Agreement and the Operative Agreements, except for any order, consent, approval, license, authorization, filing, recording, registration or exemption if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with the performance by Imperial-Savannah of any of its obligations under this Agreement or each Operative Agreement to which it is a party or with the consummation of the transactions contemplated hereby or thereby.

(d) There are no actions, suits or proceedings pending or, to the knowledge of Imperial-Savannah, threatened against Imperial-Savannah or the Real Property, before any court or arbitrator, or any governmental or regulatory entity or authority which (i) challenges the legality or validity of this Agreement and the Operative Agreements, or (ii) if determined adversely to Imperial-Savannah, would have a material adverse effect on the ability of Imperial-Savannah to perform its obligations under this Agreement and the Operative Agreements.

(e) Imperial-Savannah has not received written notice, and has no knowledge, of (i) any pending or contemplated annexation or condemnation proceedings, or purchase in lieu of the same, affecting or which may affect all or any part of the Real Property, (ii) any proposed or pending proceeding to materially change or redefine the zoning classification of all or any part of the Real Property, (iii) any proposed changes in any road patterns or grades which would adversely and materially affect access to the roads providing a means of ingress or egress to or from all or any part of the Real Property, or (iv) any uncured violation of any legal requirement, restriction, condition, covenant or agreement materially affecting all or any part of the Real Property or materially affecting the use, operation, maintenance or management of all or any part of the Real Property.

(f) To Imperial-Savannah’s knowledge and except as provided in this Agreement and the Operative Agreements, there is no outstanding lease, sale contract, or installment contract in effect with respect to the Real Property or any portion thereof, and no person has been granted an option, a right of first refusal, or other rights to purchase or acquire the Real Property.

The foregoing representations and warranties shall automatically be deemed to have been remade by Imperial-Savannah as of the Second Closing Date, subject to Imperial-Savannah’s right to supplement or amend its Disclosure Schedules at any time prior to the Second Closing with respect to any matter hereafter arising or discovered which (i) relates to any matter that is the subject to the warranties and representations contained in any of paragraphs (d), (e) and (f) of this Section 5.1, and (ii) if existing or known at the date of this Agreement, would have been required to be set forth or described in Imperial-Savannah’s Disclosure Schedules; provided, however, that Imperial-Savannah covenants and agrees that, from and after the First Closing, neither Imperial-Savannah nor any affiliate of Imperial-Savannah shall enter into or suffer to exist, with respect to the Real Property or any portion thereof, any lease, sale contract, installment contract, option, right of first refusal or other right to purchase, lien, encumbrance or restriction, other than the Permitted Exceptions. As used in paragraphs (e) and (f), the word “knowledge” or similar phrase shall refer only to the actual knowledge, and not implied or construction knowledge, of H. P. Mechler, Louis T. Bolognini, and Raylene M. Carter.

5.2 Warranties and Representations by Cargill. Except as otherwise set forth in Cargill’s Disclosure Schedules to this Agreement (attached hereto as Exhibit U), as of the Effective Date, Cargill warrants and represents the following to the Company, Imperial-Savannah and SUGAR, and acknowledges that the Company, Imperial-Savannah and SUGAR have relied on such representations and warranties in agreeing to enter into this Agreement:

(a) Cargill is a Delaware corporation and has all requisite corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and each Operative Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and each such Operative Agreement. This Agreement and each Operative Agreement to which Cargill is a party have been duly executed and delivered by Cargill, and assuming this Agreement and each such Operative Agreement have been duly authorized, executed and delivered by the other parties thereto, constitute a valid and binding agreement of Cargill, enforceable against Cargill in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement of this Agreement and the Operative Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance by Cargill of this Agreement and the Operative Agreements will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree or award of any court, governmental agency or arbitrator presently in effect having applicability to Cargill, or (ii) result in a material breach of or constitute a material default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which Cargill is a party or by which it or any of its properties may be bound, except in the case of clauses (i) and (ii) of this Section 5.2(b) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of Cargill to consummate the transactions contemplated by this Agreement and the Operative Agreements.

(c) Except as provided in this Agreement and the Operative Agreements, no order, consent, approval, license, authorization of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any other entity, is required on the part of Cargill in connection with the execution, delivery and performance of this Agreement and the Operative Agreements, except for any order, consent, approval, license, authorization, filing, recording, registration or exemption if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with the performance by Cargill of any of its obligations under this Agreement or each Operative Agreement to which it is a party or with the consummation of the transactions contemplated hereby or thereby.

(d) There are no actions, suits or proceedings pending or, to the knowledge of Cargill, threatened against Cargill or the assets transferred pursuant to the Cargill Equipment Contribution or the IP Rights Contribution, before any court or arbitrator, or any governmental or regulatory entity or authority which (i) challenges the legality or validity of this Agreement and the Operative Agreements or (ii) if determined adversely to Cargill, would have a material adverse effect on the ability of Cargill to perform its obligations under this Agreement and the Operative Agreements.

5.3 Warranties and Representations by SUGAR. Except as otherwise set forth in SUGAR’s Disclosure Schedules to this Agreement (attached hereto as Exhibit V), as of the Effective Date, SUGAR warrants and represents the following to the Company, Cargill and Imperial-Savannah, and acknowledges that the Company, Cargill and Imperial-Savannah have relied on such representations and warranties in agreeing to enter into this Agreement:

(a) SUGAR is a Louisiana cooperative association and has all requisite corporate power and authority to carry on its business as now conducted, to execute and deliver this Agreement and each Operative Agreement to which it is a party and to consummate the transactions contemplated by this Agreement and each such Operative Agreement. This Agreement and each Operative Agreement to which SUGAR is a party have been duly executed and delivered by SUGAR, and assuming this Agreement and each such Operative Agreement have been duly authorized, executed and delivered by the other parties thereto, constitute a valid and binding agreement of SUGAR, enforceable against SUGAR in accordance with its terms, except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors’ rights generally and (ii) enforcement of this Agreement and the Operative Agreements, including, among other things, the remedy of specific performance and injunctive and other forms of equitable relief, may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The execution, delivery and performance by SUGAR of this Agreement and the Operative Agreements will not (i) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree or award of any court, governmental agency or arbitrator presently in effect having applicability to SUGAR, or (ii) result in a material breach of or constitute a material default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which SUGAR is a party or by which it or any of its properties may be bound, except in the case of clauses (i) and (ii) of this Section 5.3(b) for any such violations, breaches, defaults, rights of termination, cancellation or acceleration or requirements which, individually or in the aggregate, would not adversely affect the ability of SUGAR to consummate the transactions contemplated by this Agreement and the Operative Agreements.

(c) Except as provided in this Agreement and the Operative Agreements, no order, consent, approval, license, authorization of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any other entity, is required on the part of SUGAR in connection with the execution, delivery and performance of this Agreement and the Operative Agreements, except for any order, consent, approval, license, authorization, filing, recording, registration or exemption if the failure to make or obtain the same would not reasonably be expected to interfere in any material respect with the performance by SUGAR of any of its obligations under this Agreement or each Operative Agreement to which it is a party or with the consummation of the transactions contemplated hereby or thereby.

(d) There are no actions, suits or proceedings pending or, to the knowledge of SUGAR, threatened against SUGAR, before any court or arbitrator, or any governmental or regulatory entity or authority which (i) challenges the legality or validity of this Agreement and the Operative Agreements, or (ii) if determined adversely to SUGAR, would have a material adverse effect on the ability of Imperial-Savannah to perform its obligations under this Agreement and the Operative Agreements.

5.4 Indemnification. The foregoing warranties and representations set forth in Sections 5.1, 5.2 and 5.3 are express warranties and representations upon which the parties hereto shall be entitled to rely regardless of any investigation or inquiry made by, or any knowledge of, any party. Each party agrees to indemnify, defend and hold the Company and the other parties forever harmless from and against any and all claims, actions, judgments, liabilities, liens, damages, penalties, fines, costs and expenses, including, but not limited to, reasonable attorneys’ fees, asserted against, imposed on, suffered or incurred by the Company or such other parties directly or indirectly arising out of or in connection with any breach of the foregoing covenants, representations and warranties (including as remade pursuant to Section 5.1). The provisions of this Section 5.4 are independent of, and shall not in any way limit, expand, or modify, the rights, obligations or indemnities contained in the Environmental Agreement. In the event of any conflict between this Agreement and the Environmental Agreement, the Environmental Agreement shall control.

6. Pre-existing Company Obligations. The Company was initially formed as a limited liability company with Cargill and SUGAR as its only two members. Effective as of September 15, 2009, Imperial-Savannah has become a member in the Company, and the parties have executed and delivered the Second Amended and Restated Limited Liability Company Agreement of the Company.

6.1 Indemnity by Cargill. Cargill hereby agrees to indemnify and hold Imperial-Savannah and SUGAR harmless from and against any and all Damages (as defined in the LLC Agreement) incurred by Imperial-Savannah or SUGAR, as applicable, and arising out of any obligations of the Company prior to the Effective Date, to the extent that such Damages were caused by an act or omission of Cargill and/or its officers, representatives, or agents, but excluding, in all events, any Damages to the extent such Damages arise out of any act or omission of Imperial-Savannah or SUGAR, as applicable.

6.2 Indemnity by SUGAR. SUGAR hereby agrees to indemnify and hold Imperial-Savannah and Cargill harmless from any and all Damages (as defined in the LLC Agreement) incurred by Imperial-Savannah or Cargill, as applicable, and arising out of any obligations of the Company prior to the Effective Date, to the extent that such Damages were caused by an act or omission of SUGAR and/or its officers, representatives, or agents, but excluding, in all events, any Damages to the extent such Damages arise out of any act or omission of Imperial-Savannah or Cargill, as applicable.

6.3 Indemnity by Imperial-Savannah. Imperial-Savannah hereby agrees to indemnify and hold SUGAR and Cargill harmless from any and all Damages (as defined in the LLC Agreement) incurred by SUGAR or Cargill, as applicable, and arising out of any obligations of the Company prior to the Effective Date, to the extent that such Damages were caused by an act or omission of Imperial-Savannah and/or its officers, representatives, or agents, but excluding, in all events, any Damages to the extent such Damages arise out of any act or omission of SUGAR or Cargill, as applicable. The provisions of this Section 6.3 are independent of, and shall not in any way limit, expand, or modify, the rights, obligations or indemnities contained in the Environmental Agreement. In the event of any conflict between this Agreement and the Environmental Agreement, the Environmental Agreement shall control.

7. Commissions. Each party represents that all negotiations on its behalf relative to this Agreement and the transactions contemplated by this Agreement have been carried on directly between the parties, without the intervention of any party as broker, finder or otherwise and that there are no claims for brokerage commissions or finders' fees in connection with the execution of this Agreement. Each party hereby indemnifies the other from and against all losses, damages, costs, expenses (including reasonable fees and expenses of attorneys), causes of action, suits or judgments of any nature arising out of any claim, demand or liability to or asserted by any broker, agent or finder, claiming to have acted on behalf of the indemnifying party in connection with this transaction.

8. Successors and Assigns. All of the terms, covenants, and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the parties and their respective successors, heirs, executors and permitted assigns. No party may assign its rights, duties or obligations under this Agreement to any other person or entity without the prior written consent of the other parties, which consent may be withheld in such other party’s sole and absolute discretion.

9. Notice. All notices, requests, demands or other communications required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid, first class, certified or registered air mail, return receipt requested. Any such notice, demand, request or communication shall be deemed to have been duly given immediately if delivered personally, or five (5) days after mailing, and in proving the same it shall be sufficient to show that the envelope containing the notice, demand, request or communication was duly addressed, stamped and posted. The addressees of the parties.

if to Company:	Louisiana Sugar Refining, LLC
Attention: General Manager 1230 Fifth Avenue Gramercy, Louisiana 70052

if to SUGAR:	Sugar Growers and Refiners, Inc. General Manager 445 E. Mills Avenue, Suite A-101 Breaux Bridge, Louisiana 70517

with a copy to:	Randon W. Wilson
Jones Waldo Holbrook & McDonough 170 South Main Street, #1500 Salt Lake City, Utah 84101

with a copy to:	P. Ragan Richard
Phelps Dunbar LLP 400 Convention Street, Suite 1100 Baton Rouge, Louisiana 70802

if to Cargill:	Cargill, Incorporated
15407 McGinty Road West Wayzata, Minnesota 55391-2399 Attention: Sugar Product Line Manager

with a copy to:	Cargill, Incorporated
Law Department / 24 15407 McGinty Road West Wayzata, Minnesota 55391-2399 Attention: Cargill Corn Milling Lawyer

if to Imperial-Savannah:	Imperial-Savannah LP
c/o Imperial Sugar Company 8016 Highway 90-A Sugar Land, Texas 77478 Attention: Chief Executive Officer

with a copy to:	Imperial Sugar Company
8016 Highway 90-A Sugar Land, Texas 77478 Attention: General Counsel

and to:	Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 Attention: Tim Taylor

10. Default; Remedies.

(a) If a party (the “Defaulting Party”) fails to perform any of its obligations under this Agreement in accordance with its terms, and such Defaulting Party does not cure such failure within thirty (30) days after written notice thereof from the other party

(the “Non-Defaulting Party”) (provided that no notice or cure period shall be required for obligations to be performed at the Closings), then the Non-Defaulting Party shall have the right to pursue any other rights or remedies available to it at law or in equity, subject, however, to the provisions of Section 10(b).

(b) Dispute Resolution

(i)	Negotiation. If a dispute or disagreement arising out of, or relating to, the interpretation, performance or breach of this Agreement exists (a “Dispute”), a party shall submit the reasons for its position, in writing, to the other parties and require each of the other parties within ten (10) days to submit the reasons for its position, in writing, to the other parties and to then enter into good faith negotiations to attempt to resolve the Dispute. If the Dispute cannot be settled among the parties within thirty (30) days after the last written submission is due, then the Dispute shall be submitted, in writing, for resolution to (1) the Chairperson of the Board of SUGAR, (2) the President of the Cargill Corn Milling North America Business Unit of Cargill or the Business Unit Leader of the Cargill Sugar Business Unit (or their functional successors), and (3) the Chief Executive Officer of the ultimate parent company of Imperial-Savannah (collectively, the “Dispute Resolution Officers”). If the parties reach agreement pertaining to any Dispute pursuant to the procedures set forth in this Section 10(b)(i), that agreement will be reduced to writing, signed by each party and will be final and binding upon the parties. The parties agree to negotiate and act in good faith and use reasonable efforts to expeditiously resolve any Dispute.

(ii)

Facilitated Mediation If the parties fail to resolve a Dispute within fifteen (15) days after submission of such Dispute to the Dispute Resolution Officers in accordance with Section 10(b)(i), the Dispute shall be promptly submitted to an individual or organization recognized in the field of alternative dispute resolution as mutually agreed upon by the parties (the “Mediator”). The Mediator shall, within fifteen (15) days after accepting the parties’ request for assistance, recommend to the parties, in writing, a procedure for non-binding mediation (“Mediation”) for resolving such Dispute. The Mediator’s recommendation shall also set forth rules for the recommended Mediation process including without limitation: (1) requiring each party provide the Mediator, prior to the Mediation, a short narrative statement summarizing such party’s position on the Dispute; (2) the format and location of the Mediation; and (3) the time period in which the Mediation is to be completed. If the parties reach agreement pertaining to any Dispute pursuant to the procedures set forth in this Section 10(b)(ii), that agreement will be reduced to writing, signed by the parties and will be final and binding upon the parties. All negotiations and written statements conducted or made pursuant to Sections 10(b)(i) and 10(b)(ii) are confidential and will be treated as compromise and settlement negotiations for purposes of the U.S. Federal Rules of Evidence and state rules of evidence.

(iii)	Deadlock/Arbitration. If any Dispute is not resolved through the use of the procedures specified in Sections 10(b)(i) and 10(b)(ii) within ten (10) days of the conclusion of the Mediation, then any party may initiate the arbitration procedures set forth in Section 10(b)(iv).

(iv)	Arbitration Procedures.

(A)	Arbitration. If a Dispute cannot be resolved utilizing the procedures specified in Sections 10(b)(i) and 10(b)(ii), the Dispute will, unless the parties otherwise agree, be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect, except to the extent modified herein. To the extent that the provisions of this Agreement and the Commercial Arbitration Rules of the AAA conflict, the provisions of this Agreement will govern.

(B)

Composition of Arbitral Panel. Any party referring the Dispute to arbitration will request that the AAA present the party with a written list of, and curricula vitae for, ten (10) potential arbitrators, five (5) of whom shall be individuals with at least ten (10) years of active engagement in the leasing, purchase and sale of commercial real estate, and five (5) of whom shall be retired state or federal court judges. As promptly as possible, the AAA will transmit the list, and curricula vitae, to the parties. Each party will have the right to strike one (1) potential arbitrator from the list provided by the AAA by so advising the AAA and the parties within fifteen (15) days of receipt of such list. Each party will then rank, in order of preference, the remaining potential arbitrators, and will provide its rankings to the AAA, not later than thirty (30) days after receipt of such list. The AAA will compose the arbitral panel by averaging the parties’ rankings, and selecting the three (3) highest ranking, non-struck arbitrators, except that if none of three (3) highest ranking, non-struck arbitrators is a retired state or federal court judge, then the AAA will compose the arbitral panel by selecting the two (2) highest ranking, non-struck arbitrators, and the highest ranking, non-struck retired state or federal court judge. If any party does not provide the AAA with its list of struck and/or ranked arbitrators within the indicated times, then the AAA will compose the arbitral panel without regard to such party’s strike and/or ranking. The arbitrators shall be and remain at all times impartial and independent of the parties. No arbitrator shall be an employee or past employee of any party or any of its affiliates.

(C)	Procedures. The arbitrators will set a time for the hearing of the Dispute which will commence no later than ninety (90) days after the date of the appointment. The hearing will be completed no more than fifteen (15) days after commencement (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event the hearing will be completed no more than thirty (30) days after commencement). The place of any arbitration hearings will be St. Louis, Missouri, unless otherwise agreed by the parties in writing. The arbitration will be conducted in English.

(D)	Final Award. The final award of the arbitrators will be rendered in writing in English, will state the basis for the award, and will be given to the parties not later than sixty (60) days after the last hearing date, unless otherwise agreed by the parties in writing. The decision of the arbitrators will be final and binding on the parties. Arbitration awards will bear interest from the date of the award (unless the award otherwise provides) at an interest rate per annum equal to the Interest Rate, determined as of the date of the arbitration award.

(E)	Discovery. In addition to the right to request documents and information set forth in Rule R-21 of the AAA Commercial Arbitration Rules, any party involved in an arbitration may notice the depositions of any retained testifying experts, and may further notice a total of no more than (x) three (3) depositions of officers, employees or agents of the other parties, and (y) four (4) depositions of witnesses and other third parties. Each such deposition shall be limited to seven (7) hours. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by applicable law). The arbitrators will have the power to issue subpoenas to compel the production of documents and testimony relevant to the Dispute.

(F)	Authority. The arbitrators will have full power and authority to determine issues of arbitrability and to adjudicate disputes relating to this Agreement, provided that the arbitrators will not have (x) any authority in excess of the authority a court having jurisdiction over the parties and the Dispute would have absent these arbitration provisions, (y) any right or power to award punitive, exemplary or treble damages or (z) any right or power to grant injunctive relief, specific performance or other equitable remedy. It is the intention of the parties that, in rendering a decision, the arbitrators give effect to the applicable provisions of this Agreement and follow applicable law.

(G)	Costs. Arbitration costs will be borne equally by each party involved in the Dispute, and each party will be responsible for its own attorney’s fees and other costs and expenses, including the costs of witnesses selected by such party, except as otherwise provided in this Section 10(b)(iv)(G). The arbitral panel shall determine whether (and to the extent which) each party is a prevailing party, or a non-prevailing party, in the arbitration proceeding. To the extent that any party (or parties) is (or are) determined by the arbitrators to be the non-prevailing party (or parties) in any arbitration proceeding, such party (or parties) shall reimburse the prevailing party (or parties) for arbitration costs and all reasonable attorneys fees, costs and expenses (including witness fees) and the cost incurred by the prevailing party (or parties) in the arbitration proceeding.

(H)	Law Governing Arbitration. The laws of the State of Delaware shall govern the agreement to arbitrate set forth in this Section 10(b)(iv), and the entering of judgment confirming, vacating or modifying any arbitration award (except that any proceeding in United States District Court to confirm, vacate or modify any arbitration award shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-14, as amended from time to time). Judgment in any award rendered by an arbitrator or court may be entered in any court of competent jurisdiction.

(v)	Limited Court Actions. Notwithstanding anything herein to the contrary, a party will have the right to initiate litigation to (1) toll any statute of limitations; (2) seek specific performance, injunctive relief or other equitable remedy; (3) to compel arbitration in accordance with this Agreement; or (4) to obtain judgment on any arbitration award. The institution of any litigation in accordance with this Section does not excuse the party’s obligation to participate in good faith in the other dispute resolution procedures set forth in this Section 10(b).

ANY LITIGATION PERMITTED HEREUNDER MUST BE BROUGHT ONLY IN THE COURTS OF THE UNITED STATES OF AMERICA FOR THE DISTRICT OF DELAWARE OR IN THE STATE COURTS OF DELAWARE, AND EACH PARTY HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION, BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION. EACH PARTY HEREBY IRREVOCABLY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY LITIGATION PERMITTED HEREUNDER.

(vi)	Remedies.

(A)	Limitation on Remedies. The procedures specified in this Section 10(b) will be the sole and exclusive procedures for the resolution of Disputes. Notwithstanding anything to the contrary in this Agreement: (x) IN NO EVENT WILL A PARTY BE LIABLE FOR ANY LOST PROFITS, EXEMPLARY DAMAGES OR CONSEQUENTIAL DAMAGES OF ANY NATURE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHETHER A CLAIM IS BASED ON CONTRACT, NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR ANY TORT OR OTHER THEORY OF LIABILITY; provided, however, the foregoing provision is not intended to, and shall not, limit the indemnification obligations of the parties hereunder (including the obligation to indemnify against third party claims for consequential, punitive, exemplary and other damages) and (y) no arbitrator or court shall have the authority to terminate this Agreement.

(B)	Offset. Awards (including any interest provided thereon) rendered by an arbitrator or court may be offset by the party entitled to such award against any payment obligation owed by such party under this Agreement to the party against whom such award was rendered.

(vii)	Survival. The terms and conditions of this Section 10(b) will survive the termination or expiration of this Agreement.

11. Governing Law. The provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules, except that provisions hereof relating to the conveyance of, and the granting of easements and other interests with respect to, the Real Property shall be governed by the laws of the State of Louisiana. In the performance of their respective duties and obligations, the parties agree to comply with all applicable laws, regulations, orders, permits and licenses.

12. Headings. The headings as to contents of particular sections of this Agreement are inserted for convenience and shall not be construed as part of this Agreement or as a limitation on the scope of any terms or provisions of this Agreement.

13. Severability. In the event any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, either in whole or in part, this Agreement shall continue in full force and effect without said provision; provided, that no such severability shall be effective if it materially changes the economic benefit of this Agreement to either Party.

14. No Third Party Beneficiaries. No provision of this Agreement is intended to be for the benefit of any third party.

15. Entire Agreement; Amendment. This Agreement, including all written exhibits, attachments, appendices and amendments, if any, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous understandings and/or agreements, written or oral, regarding the subject matter hereof; provided, however, the parties recognize that the Operative Agreements may deal in part with or make reference to the subject matter hereof. No course of prior dealings between the parties, shall be relevant or admissible to supplement, explain, or vary any of the terms of this Agreement.

16. Counterparts. This Agreement may be executed in counterparts, each of which may be deemed an original but together shall constitute but one and the same instrument.

17. Waiver. No failure on the part of any party hereto to exercise, and no delay in exercising any right, power, or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No express waiver or assent by any Party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

18. Interpretation. The parties hereto acknowledge and agree that (a) each party and its counsel have reviewed the terms and conditions of this Agreement and have contributed to the revision of same, (b) the normal rule of construction which holds that any ambiguities are resolved against the drafting party, shall not be employed in the interpretation of this Agreement, and (c) the terms and provisions of this Agreement shall be constructed fairly as to each party hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

19. Independent Contractors. The parties to this Agreement are independent contractors. This Agreement creates no relationship of partnership, joint venture, employment, franchise, or agency between the parties, and no party shall make any representation to the contrary.

20. Confidentiality. The terms of this Agreement constitute “Confidential Information,” as such term is used in the Master Confidentiality Agreement of even date herewith among the Company, Cargill, Imperial-Savannah and SUGAR.

21. Time of the Essence. Each party acknowledges that time is of the essence and hereby agrees to use commercially reasonable efforts to implement this Agreement and the transactions contemplated hereby.

22. Survival of Representations, Warranties and Covenants. Notwithstanding anything contained in this Agreement to the contrary, all covenants, representations, warranties and indemnity obligations contained in this Agreement shall survive the Closings, or the termination of this Agreement, as the case may be, and shall continue in effect until the first anniversary of the Interim Completion Date, as defined in the LLC Agreement.

23. Imperial Guaranty. The obligations of Imperial-Savannah under this Agreement have been guaranteed by Imperial Sugar Company, a Texas corporation, pursuant to that certain Guaranty dated as of the date of this Agreement.

24. Defined Terms. Capitalized terms used but not defined in this Agreement have the meanings set forth below:

“AAA” has the meaning ascribed to such terms in Section 10(b).

“Affiliate” means with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with that entity. For the purposes of this Agreement, “control” means (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting power of all voting securities or other evidences of ownership interest of the entity, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity. For greater clarity it is understood and agreed, that for so long as each of Imperial-Savannah, Cargill and SUGAR retain a 1/3 or lesser Membership Interest (as defined in the LLC Agreement) in the Company, the Company is not an Affiliate of Imperial-Savannah, Cargill or SUGAR. A Member (as defined in the LLC Agreement) shall not be deemed to control an entity in which the Member has equal voting control with the other Members.

“Agreement” has the meaning ascribed to such term in the Preamble.

“Cargill” has the meaning ascribed to such term in the Preamble.

“Cargill Bill of Sale” has the meaning ascribed to such term in Section 4.5(a)(ii).

“Cargill Equipment Contribution” has the meaning ascribed to such term in Section 1.3(a).

“Cargill’s Disclosure Schedules” has the meaning ascribed to such term in Section 5.2.

“Closing Dates” has the meaning ascribed to such term in Section 4.2.

“Closings” has the meaning ascribed to such term in Section 4.2.

“Colonial Facility” means the Real Property and all buildings, improvements, fixtures, equipment, personal property thereon, and all permits, licenses and easements relating thereto, excluding, however, the Packaging Facility Assets.

“Company” has the meaning ascribed to such term in the Preamble.

“Credit Agreement” means that certain Credit Agreement dated as of the date of this Agreement by and among the Company, the lenders party thereto, Natixis, acting through its New York Branch, as agent for the lenders and the initial bond letter of credit issuer, Union Bank N.A., as documentation agent and ING Capital, LLC, as sole lead arranger, sole bookrunner and syndication agent.

“Defaulting Party” has the meaning set forth in Section 10.

“Deferral Fee” has the meaning ascribed to such term in Section 3.1(b).

“Deferral Period” has the meaning ascribed to such term in Section 3.1(b).

“Dispute” has the meaning ascribed to such term in Section 10(b).

“Dispute Resolution Officers” has the meaning ascribed to such term in Section 10(b).

“Effective Date” has the meaning ascribed to such term in the Preamble.

“Environmental Agreement” has the meaning ascribed to such term in Section 4.3(a)(v).

“Excess Inventory” has the meaning ascribed to such term in Section 2.1(d)(ii).

“First Closing” has the meaning ascribed to such term in Section 4.1.

“First Closing Date” has the meaning ascribed to such term in Section 4.1.

“Footprint Parcels” has the meaning ascribed to such term in Section 1.1(a).

“Footprint Parcels Act of Contribution” has the meaning ascribed to such term in Section 4.3(a)(i).

“Hot Water Canal Servitude Agreement” has the meaning ascribed to such term in Section 4.3(a)(ix).

“Imperial-Savannah” has the meaning ascribed to such term in the Preamble.

“Imperial-Savannah Bill of Sale” has the meaning ascribed to such term in Section 3.1(c)(ii).

“Imperial-Savannah Equipment” has the meaning ascribed to such term in Section 2.1(b).

“Imperial-Savannah’s Disclosure Schedules” has the meaning ascribed to such term in Section 5.1.

“Interest Rate” has the meaning ascribed to such term in the LLC Agreement.

“IP Rights Contribution” has the meaning ascribed to such term in Section 1.3(b).

“LLC Agreement” has the meaning ascribed to such term in the Recitals.

“LSR Facility” has the meaning ascribed to such term in Section 3.1.

“Master IP Agreement” has the meaning ascribed to such term in Section 1.3(b).

“Mediator” has the meaning ascribed to such term in Section 10(b).

“Mediation” has the meaning ascribed to such term in Section 10(b).

“Mortgage” has the meaning ascribed to such term in Section 4.3(a)(ii).

“Non-Defaulting Party” has the meaning set forth in Section 10.

“Operation and Management Agreement” has the meaning ascribed to such term in Section 4.3(a)(iv).

“Operation and Management Agreement Termination” has the meaning ascribed to such term in Section 4.3(b)(iii).

“Operational Control Date” has the meaning set forth in Section 3.1.

“Operative Agreements” has the meaning ascribed to such term in the LLC Agreement.

“Packaging Facility” has the meaning ascribed to such term in the Recitals.

“Packaging Facility Assets” has the meaning ascribed to such term in Section 1.1(c).

“Packaging Lease” has the meaning ascribed to such term in Section 3.2.

“Participatory Agreement” means that certain Amendment and Re-Stated Bulk Raw Sugar Contract No. 1290P dated the date of this Agreement, but effective as of December 1, 2009, between Imperial-Savannah and SUGAR.

“Parts Inventory” has the meaning ascribed to such term in Section 2.1(d)(i)(A).

“Parts Inventory Price” has the meaning ascribed to such term in Section 2.1(d)(i)(B).

“Permitted Exceptions” has the meaning ascribed to such term in Section 2.1(a).

“Physical Inventory” has the meaning ascribed to such term in Section 2.1(d).

“Procurement Team” means the Procurement Team of the Company organized and constituted under the LLC Agreement from time to time.

“Raw Sugar Supply Agreement” means that certain Raw Sugar Supply Agreement between SUGAR and the Company of even date herewith.

“Real Property” has the meaning ascribed to such term in the Recitals.

“Remaining Parts Inventory” has the meaning ascribed to such term in Section 2.1(d)(i)(D).

“Remaining Property” has the meaning ascribed to such term in Section 1.1(c).

“Remaining Property Act of Contribution” has the meaning ascribed to such term in Section 4.3(b)(i).

“Required Inventory Items” has the meaning ascribed to such term in Section 2.1(d)(i)(A).

“Second Closing” has the meaning ascribed to such term in Section 4.2.

“Second Closing Date” has the meaning ascribed to such term in Section 4.2.

“SUGAR” has the meaning ascribed to such term in the Preamble.

“SUGAR’s Disclosure Schedules” has the meaning ascribed to such term in Section 5.3.

“Sugar Inventory” has the meaning ascribed to such term in Section 2.1(d)(ii).

“Sugar Mill Servitude Termination” has the meaning ascribed to such term in Section 4.3(b)(iii).

“Sugar Mill Tract A Servitude Agreement” has the meaning ascribed to such term in Section 4.3(a)(iii).

“Title Company” has the meaning ascribed to such term in Section 2.1(a).

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SIGNATURE PAGE

FOR

MEMBER CONTRIBUTION AGREEMENT

IN AGREEMENT, the parties hereto have hereunto set their hands as of the date hereinbefore first written.

SUGAR GROWERS AND REFINERS, INC.

By:	/s/ Lonnie Champagne
Lonnie Champagne
General Manager

SIGNATURE PAGE

FOR

MEMBER CONTRIBUTION AGREEMENT

CARGILL, INCORPORATED

By:	/s/ Alan D. Willits
Alan D. Willits
President,
Cargill Corn Milling North America

SIGNATURE PAGE

FOR

MEMBER CONTRIBUTION AGREEMENT

IMPERIAL-SAVANNAH LP

By:	Savannah Molasses & Specialties Company, its general partner

	By:	/s/ H.P. Mechler
H.P. Mechler
Vice President

SIGNATURE PAGE

FOR

MEMBER CONTRIBUTION AGREEMENT

LOUISIANA SUGAR REFINING, LLC

By:	/s/ Lonnie Champagne
Lonnie Champagne
Duly Authorized Signatory

By:	/s/ Jeffrey A. Cotter
Jeffrey A. Cotter
Duly Authorized Signatory

By:	/s/ H.P. Mechler
H.P. Mechler
Duly Authorized Signatory